UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 9, 2014 (January 9, 2014)

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 418-4400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 1, 2014, Ronnda Bartel, will step down from her role as the Chief Scientific Officer of Aastrom Biosciences, Inc., a Michigan corporation (the “Company”).  Dr. Bartel will continue as a consultant.

Dr. Bartel’s Consulting Agreement

In connection with her retirement, Dr. Bartel has entered into a Consulting Services Agreement (the “Consulting Agreement”) with the Company, effective as of January 1, 2014, for an initial period from January 1, 2014 through June 30, 2014. During this period, Dr. Bartel will act as a consultant to the Company and not as an employee.

Under the Consulting Agreement, Dr. Bartel agrees to provide consulting services from time to time as requested by the Company, and the Company agrees to pay Dr. Bartel $350 per hour and her reasonable business and travel expenses incurred in connection with such services, consistent with the Company’s policies on expense reimbursement. The Consulting Agreement also provides for continued vesting by Dr. Bartel in her unvested options in accordance to their terms through the consulting period.

The Consulting Agreement contains other customary terms and conditions.  The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Consulting Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

10.1 Consulting Services Agreement with Ronnda Bartel, dated January 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: January 14, 2014	By:	/s/ DOMINICK C. COLANGELO
Name: Dominick C. Colangelo
Title: Chief Executive Officer and President